Exhibit 99

Press Release

United Heritage Corporation and Lothian Oil, Inc.
amend terms of merger agreement

Midland, Texas (September 25) -United Heritage Corporation (NASDAQ:UHCP):

United Heritage Corporation (“United Heritage”) and Lothian Oil Inc. (“Lothian”) have amended the Merger Agreement and Plan of Reorganization that was signed on February 22, 2006 and was previously amended on April 11, 2006.

The parties determined to amend the Merger Agreement and Plan of Reorganization after receiving recent engineering and financial information prepared by independent engineering and accounting firms. Prior to approval of the amendment, United Heritage obtained a revised fairness opinion that was prepared utilizing the new engineering and financial information and certain other information furnished by United Heritage and Lothian and other publicly available information about United Heritage.

Due to changes in the relative asset values of Lothian and United Heritage and as recommended under the revised third party fairness opinion and pursuant to the amendment signed on September 21, 2006, the exchange ratio, which determines the number of shares of common or preferred stock to be received by Lothian’s shareholders, has been modified so that each Lothian shareholder will receive 4 shares of United Heritage common or preferred stock in exchange for 5 shares of Lothian common or preferred stock.

The terms of the warrants that will be issued to the United Heritage shareholders of record on April 26, 2006 have also been amended to provide for early termination on 30 days written notice if the market price of United Heritage’s common stock closes above $4.50 per share for ten consecutive trading days.

Due to the change in the exchange ratio, United Heritage will modify the liquidation preference and the conversion ratio of its preferred stock. United Heritage also intends to increase the number of shares of preferred stock authorized. Currently, United Heritage does not have any preferred stock issued and does not intend to issue its preferred stock except in conjunction with the merger.

A more detailed description of the amendment and a copy of it may be found in the Form 8-K filed by United with the Securities Exchange Commission.

United Heritage Corporation is an oil and gas exploration and production company based in Midland, Texas. Through its subsidiaries, it holds four leasehold properties in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico.

Lothian Oil Inc. is an oil and gas exploration and development company that acquires and manages oil and gas properties that have recognized and unrealized value. Headquartered in New York, Lothian Oil Inc. has offices in Midland, Texas and Artesia, New Mexico. Lothian Oil Inc. currently operates oil and gas properties in Louisiana and the Permian Basin of southeast New Mexico and west Texas.

All statements in this news release that are not statements of historical fact, including statements about the expected completion of the merger, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in filings made by United Heritage with the Securities and Exchange Commission. United Heritage assumes no obligation to update these forward-looking statements, and does not intend to do so. Please refer to the risk factors and other information included in the Form 10-KSB and other filings filed by United Heritage with the Securities and Exchange Commission

Contact:
United Heritage Corporation
C. Scott Wilson, Chief Executive Officer
Tel: (432) 686 2618 Fax: (432) 686 2644